Exhibit 99.3

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS

Combined Financial Statements as of December 31, 2018 and 2017 and
for each of the years then ended

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
INDEX TO FINANCIAL STATEMENTS

PAGE
Audited Annual Combined Financial Statements
Report of Independent Auditors	2

Combined Statements of Comprehensive Income for each of the two years in the period ended December 31, 2018	3

Combined Balance Sheets at December 31, 2018 and December 31, 2017	4

Combined Statements of Net Parent Investment for each of the two years in the period ended December 31, 2018	5

Combined Statements of Cash Flows for each of the two years in the period ended December 31, 2018	6

Notes to the Combined Financial Statements	7

Report of Independent Auditors

To the Management of Tribune Media Company

We have audited the accompanying combined financial statements of Tribune Media Company Carve-Out Stations, which comprise the combined balance sheets as of December 31, 2018 and 2017, and the related combined statements of comprehensive income, net parent investment, and cash flows for the years then ended.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Tribune Media Company Carve-Out Stations as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the combined financial statements, the Company changed the manner in which it accounts for revenue from contracts with customers in 2018. Our opinion is not modified with respect to this matter.
/s/ PricewaterhouseCoopers LLP Chicago, Illinois
June 28, 2019

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands of dollars)

	Year Ended
	December 31, 2018	December 31, 2017

Operating Revenues
Advertising	$168,863	$168,284
Retransmission revenue	72,075	61,077
Other	8,653	11,972
Total operating revenues	249,591	241,333

Operating Expenses
Programming	82,422	81,507
Direct operating expenses	60,471	60,653
Selling, general and administrative	73,824	77,491
Depreciation	8,499	8,924
Amortization	19,927	19,927
Total operating expenses	245,143	248,502
Income (Loss) Before Income Taxes	4,448	(7,169)
Income tax expense (benefit)	1,471	(10,392)
Net Income	$2,977	$3,223

Comprehensive Income	$2,977	$3,223

See Notes to Combined Financial Statements

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
COMBINED BALANCE SHEETS
(In thousands of dollars)

	December 31, 2018	December 31, 2017

Assets
Current Assets
Cash	$174	$201
Accounts receivable ( net of allowances of $623 and $686)	53,527	51,644
Broadcast rights	11,018	15,417
Prepaid expenses and other	787	765
Total current assets	65,506	68,027
Properties
Machinery, equipment and furniture	44,991	41,665
Buildings and leasehold improvements	32,162	31,700
	77,153	73,365
Accumulated depreciation	(48,096)	(40,256)
	29,057	33,109
Land	5,076	5,076
Construction in progress	3,325	1,487
Net properties	37,458	39,672
Other Assets
Broadcast rights	12,460	21,480
Other intangible assets, net	298,191	319,135
Other	16,354	13,029
Total other assets	327,005	353,644
Total Assets (a)	$429,969	$461,343

Liabilities and Net Parent Investment
Current Liabilities
Accounts payable	$3,101	$2,838
Employee compensation and benefits	5,139	4,213
Contracts payable for broadcast rights	24,633	26,919
Deferred revenue	1,552	1,423
Other	617	571
Total current liabilities	35,042	35,964
Non-Current Liabilities
Deferred income taxes	18,369	16,898
Contracts payable for broadcast rights	22,729	37,626
Other obligations	860	845
Total non-current liabilities	41,958	55,369
Total Liabilities (a)	77,000	91,333
Commitments and Contingent Liabilities (Note 5)
Net Parent Investment	352,969	370,010
Total Liabilities and Net Parent Investment	$429,969	$461,343

(a)
The Company’s consolidated total assets as of December 31, 2018 and December 31, 2017 include total assets of variable interest entities (“VIEs”) of $38.9 million and $43.5 million, respectively, which can only be used to settle the obligations of the VIEs. The Company’s consolidated total liabilities as of December 31, 2018 and December 31, 2017 include total liabilities of the VIEs of $2.5 million and $2.3 million, respectively, for which the creditors of the VIEs have no recourse to the Company (see Note 1).

See Notes to Combined Financial Statements

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
COMBINED STATEMENTS OF NET PARENT INVESTMENT
(In thousands of dollars)

Balance at December 31, 2016	$374,522
Transactions with Tribune Media Company and Tribune Media Company Affiliates, net	(7,735)
Comprehensive income:
Net Income	3,223
Balance at December 31, 2017	$370,010
Transactions with Tribune Media Company and Tribune Media Company Affiliates, net	(20,018)
Comprehensive income:
Net Income	2,977
Balance at December 31, 2018	$352,969

See Notes to Combined Financial Statements

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
COMBINED STATEMENT OF CASH FLOWS
(In thousands of dollars)

	Year Ended
	December 31, 2018	December 31, 2017

Operating Activities
Net income	$2,977	$3,223
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	999	984
Depreciation	8,499	8,924
Amortization of other intangible assets	19,927	19,927
Spectrum repack reimbursements	(1,018)	—
Changes in working capital items:
Accounts receivable, net	(1,883)	(223)
Prepaid expenses and other current assets	(22)	439
Accounts payable	561	(323)
Employee compensation and benefits and other current liabilities	995	(1,815)
Deferred revenue	129	108
Change in broadcast rights, net of liabilities	(3,628)	(6,008)
Deferred income taxes	1,471	(10,392)
Other, net	(2,802)	(2,104)
Net cash provided by operating activities	26,205	12,740

Investing Activities
Capital expenditures	(7,270)	(5,000)
Spectrum repack reimbursements	1,018	—
Other	38	40
Net cash used in investing activities	(6,214)	(4,960)

Financing Activities
Transactions with Tribune Media Company and Tribune Media Company Affiliates, net	(20,018)	(7,735)
Net cash used in financing activities	(20,018)	(7,735)

Net (Decrease) Increase in Cash	(27)	45
Cash, beginning of year	201	156
Cash, end of year	$174	$201

See Notes to Combined Financial Statements

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Background and Business Operations—The accompanying audited combined financial statements include the accounts of Tribune Media Company (“Tribune Media”) owned local television stations WPIX, New York, NY; WSFL-TV, Miami, FL; KSTU, Salt Lake City, UT; WXMI, Grand Rapids, MI; WTVR-TV, Richmond, VA and certain station facilities, as well as two local television stations to which Tribune Media provides certain services (WTKR-TV, Norfolk, VA and WGNT-TV, Portsmouth, VA, collectively, the “Dreamcatcher Stations”) and, together with the Tribune Media-owned stations, the “Tribune Media Company Carve-Out Stations” or the “Company.”
The Company provides audiences with news, entertainment and sports programming on local television stations and via related websites and other digital assets. The television stations, including the Dreamcatcher Stations, which are owned by Dreamcatcher Broadcasting LLC (“Dreamcatcher,” a fully-consolidated variable interest entity (“VIE”) of Tribune Media), are comprised of three CW television affiliates, two FOX television affiliates and two CBS television affiliates.
Nexstar Merger Agreement—On November 30, 2018, Tribune Media entered into an Agreement and Plan of Merger (the “Nexstar Merger Agreement”) with Nexstar Media Group, Inc. (“Nexstar”) and Titan Merger Sub, Inc. (the “Nexstar Merger Sub”) providing for the acquisition by Nexstar of all of the outstanding shares of Tribune Media’s Class A common stock (“Class A Common Stock”) and Class B common stock, by means of a merger of Nexstar Merger Sub with and into Tribune Media, with Tribune Media surviving the merger as a wholly-owned subsidiary of Nexstar (the “Nexstar Merger”).
The consummation of the Nexstar Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others: (i) the receipt of approval from the Federal Communications Commission (the “FCC”) (the “FCC Approval”) and the expiration or termination of the waiting period applicable to the Nexstar Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the “HSR Approval”) and (ii) the absence of any order or law of any governmental authority that prohibits or makes illegal the consummation of the Nexstar Merger. Tribune Media’s and Nexstar’s respective obligations to consummate the Nexstar Merger are also subject to certain additional customary conditions, including (i) the accuracy of the representations and warranties of the other party (generally subject to a “material adverse effect” standard), (ii) performance by the other party of its covenants in the Nexstar Merger Agreement in all material respects and (iii) with respect to Nexstar’s obligation to consummate the Nexstar Merger, since the date of the Nexstar Merger Agreement, no material adverse effect with respect to Tribune Media having occurred.
On March 20, 2019, in connection with its obligations under the Nexstar Merger Agreement, Nexstar entered into a definitive asset purchase agreement with The E.W. Scripps Company (“Scripps”) to sell a total of eight stations (including the Tribune Media Company Carve-Out Stations) in seven markets to Scripps following the completion of the Nexstar Merger (the “Nexstar Transactions”). The consummation of the Nexstar Transactions are subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the closing of the transactions contemplated by the Nexstar Merger Agreement, (ii) the receipt of approval from the FCC and the United States Department of Justice and the expiration or termination of any waiting period applicable to such transaction under the HSR Act and (iii) the absence of certain legal impediments to the consummation of such transaction. On April 15, 2019, the Federal Trade Commission issued an early termination notice with respect to the waiting period applicable under the HSR Act in connection with the Nexstar Transaction.
Basis of Presentation—The Company’s operations are conducted through wholly-owned subsidiaries of Tribune Media and Dreamcatcher.
Historically, separate financial statements have not been prepared for the Company. The accompanying combined financial statements are derived from the historical accounting records of Tribune Media and present the Company’s combined financial position, results of operations and cash flows as if the Company was a separate stand-alone entity as of and for the years ended December 31, 2018 and 2017.

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

These combined financial statements and significant accounting policies, as summarized below, conform and are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect practices appropriate to the business.
The Company’s carve-out financial statements include certain assets, liabilities, revenues and expenses that are specifically identifiable to the Company. Certain assets and liabilities of Tribune Media that are not owned or specifically identifiable to the Company but which are necessary to present these combined financial statements on a stand-alone basis have also been included in these combined financial statements.
In addition, certain Tribune Media corporate costs as well as shared service and technology costs provided on a centralized basis by Tribune Media and certain non-Company subsidiaries (“Tribune Media Affiliates”) have been allocated to the Company on the basis of direct usage when identifiable, whereas the costs that are not specifically identifiable have been allocated from Tribune Media to the Company primarily based on the Company’s share of Tribune Media operating revenues. Management believes that the assumptions and methodologies underlying the allocation of general corporate expenses are reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been incurred had the Company operated as a separate stand-alone entity, and accordingly, may not necessarily reflect the Company’s combined financial position, results of operations and cash flows had the Company operated as a stand-alone entity during the periods presented. All such expenses are assumed to be settled with Tribune Media through the net parent investment in the period in which the costs were incurred. See Note 2 for further discussion of these costs.
All intercompany accounts within the Company have been eliminated in consolidation. All significant intercompany transactions between the Company and Tribune Media have been included within the combined financial statements and are considered to be effectively settled through capital contributions or distributions. None of the intercompany accounts have historically been settled in cash. The accumulated net effect of intercompany transactions between the Company and Tribune Media is included in the net parent investment. These intercompany transactions are further described in Note 2. The total net effect of these intercompany transactions is reflected in the Combined Statements of Cash Flows as financing activities.
Change in Accounting Principles—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers” (“Topic 606”). The amendments in ASU 2014-09 created Topic 606 and superseded the revenue recognition requirements in Topic 605, “Revenue Recognition.” The Company adopted the new revenue guidance in the first quarter of 2018 using the modified retrospective transition method applied to those contracts which were not completed as of December 31, 2017. Results for reporting periods prior to adoption continue to be presented in accordance with the Company’s historic accounting under Topic 605.
The only identified impact to the Company financial statements relates to barter revenue and expense as well as barter-related broadcast rights and contracts payable for broadcast rights, which are no longer recognized. On January 1, 2018, the Company recorded an adjustment to remove the offsetting barter-related broadcast rights and contracts payable for broadcast rights. If accounted for under Topic 605, barter revenue and expense would have been $5.3 million for the year ended December 31, 2018 and barter-related broadcast rights and contracts payable for broadcast rights would have been $7.9 million as of December 31, 2018. For the year ended December 31, 2017, barter revenue and expense was $5.5 million. Barter-related broadcast rights and contracts payable for broadcast rights were each $7.8 million as of December 31, 2017. Other than the impact to the accounting for barter arrangements described above, the adoption of Topic 606 did not impact the timing and amount of revenue recognized. See the Revenue Recognition accounting policy below for additional information.
In March 2018, the FASB issued ASU No. 2018-05, “Income Taxes (Topic 740)” which was effective in the first quarter of 2018. The standard provides guidance for situations where the accounting under Accounting Standards Codification (“ASC”) Topic 740 is incomplete for certain income tax effects of the Tax Cuts and Jobs Act (“Tax Reform”) upon issuance of an entity’s financial statements for the reporting period in which Tax Reform was enacted. Any provisional amounts or adjustments to provisional amounts as a result of obtaining, preparing or analyzing additional information about facts and circumstances related to the provisional amounts should be

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

included in income (loss) from continuing operations as an adjustment to income tax expense in the reporting period the amounts are determined.
Dreamcatcher—Tribune Media holds a variable interest in Dreamcatcher and is considered the primary beneficiary. Dreamcatcher is considered a VIE as a result of (1) shared service agreements between Tribune Media and the Dreamcatcher stations, (2) Tribune Media having power over significant activities affecting Dreamcatcher’s economic performance, and (3) a purchase option granted by Dreamcatcher which permits Tribune Media to acquire the assets and assume the liabilities of each Dreamcatcher station at any time, subject to FCC’s consent and certain other conditions. The purchase option was freely exercisable or assignable by Tribune Media without consent or approval by Dreamcatcher or its members. On April 2, 2019, Tribune Media exercised an option with Dreamcatcher to repurchase the Dreamcatcher stations, to be consummated substantially concurrent with the closing of the Nexstar Merger (the “Dreamcatcher Repurchase”). In the event Tribune Media is unable to consummate the Nexstar Merger, Tribune Media may rescind its option to repurchase the Dreamcatcher stations.
The assets of the consolidated VIE can only be used to settle the obligations of the VIE. Net revenues of the Dreamcatcher Stations included in the Company’s Combined Statements of Comprehensive Income for the years ended December 31, 2018 and December 31, 2017 were $40.4 million and $37.3 million, respectively, and operating profit was $3.4 million and $0.1 million, respectively. The Company’s Combined Balance Sheets as of
December 31, 2018 and December 31, 2017 include the following assets and liabilities of the Dreamcatcher Stations (in thousands):

	December 31, 2018	December 31, 2017
Broadcast rights	$1,548	$1,388
Other intangible assets, net	36,246	41,986
Other assets	1,106	92
Total Assets	$38,900	$43,466

Contracts payable for broadcast rights	2,476	2,342
Total Liabilities	$2,476	$2,342

Revenue Recognition—The Company recognizes revenues when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The following table represents the Company’s revenues disaggregated by revenue source (in thousands):

	2018	2017(1)
Advertising	$168,863	$168,284
Retransmission revenues	72,075	61,077
Barter/trade (2)	2,004	7,111
Other	6,649	4,861
Total operating revenues	$249,591	$241,333

(1)	Prior period amounts have not been adjusted under the modified retrospective method.

(2)	For the year ended December 31, 2017, barter revenue totaled $5.5 million.

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Advertising Revenues—The Company generates revenue by delivering advertising on the Company’s broadcast television and digital platforms. Certain of the Company’s advertising contracts have guarantees whereby the customer is guaranteed a certain level of audience viewership referred to as impressions. Contracts are typically fixed price, short term in nature and revenue is recognized over time as the advertisements are aired or the impressions are delivered. If the guaranteed impressions are not achieved through the airing of the initially agreed upon advertisements, the Company will continue to air advertisements for the customer until the guaranteed impressions are achieved. For these advertising contracts with guaranteed impressions, the Company recognizes revenue based on the proportion of the cumulative impressions achieved for the advertisements delivered in relation to the total guaranteed impressions. Under the advertising contracts, the Company is entitled to payment as advertisements are aired, and the time between invoice and payment is not significant. The Company also trades advertising for products or services. Revenue recognized under trade arrangements is valued at the estimated fair value of the products or services received and recognized as the related advertisements are aired. The Company utilizes the practical expedients provided in the guidance and does not disclose the value of unsatisfied performance obligations for advertising contracts with an original expected duration of one year or less and for contracts for which the Company recognizes revenue at the amounts to which Company has the right to invoice for services performed.
Retransmission Revenues—The Company is a party to agreements with multichannel video programming distributors (“MVPDs”) which allow the MVPDs to retransmit the Company’s television stations’ broadcast programming. Typically, the agreements are multi-year and generally consist of a fixed price per subscriber as well as contractually agreed annual increases. The agreements are considered functional licenses of intellectual property resulting in the Company recognizing revenue at the point-in-time the broadcast signal is delivered to the MVPDs. The typical time between the Company’s performance and customer payment is not significant. As the agreements with MVPDs are considered licenses of intellectual property, the Company applies the sales/usage based royalty exception in Topic 606 and does not disclose the value of unsatisfied performance obligations for the agreements.
Deferred Revenues—The Company records deferred revenue when cash payments are received or due in advance of the Company’s performance. For advertising, the performance primarily involves the delivery of advertisements and/or impressions to the Company’s customers.
Contract Costs—In accordance with Topic 606, incremental costs to obtain a contract are capitalized and amortized over the contract term if the cost are expected to be recoverable. The Company does not capitalize incremental costs to obtain a contract where the contract duration is expected to be one year or less. As of December 31, 2018, the Company does not have any costs capitalized.
Arrangements with Multiple Performance Obligations—The Company’s contracts with customers may include multiple performance obligations. For such arrangements, the Company allocates revenues to each performance obligation based on its relative standalone selling price, which is generally determined based on the price charged to customers.
Use of Estimates—The preparation of these combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.
Cash—Cash is stated at cost, which approximates market value. Tribune Media utilizes a centralized approach to cash management and the financing of its operations. Cash in the Combined Balance Sheets represents either cash not yet swept to Tribune Media’s centrally controlled bank accounts or cash held locally by the Company. The total net effect of the settlement of these transactions between the Company and the Parent is reflected in the Combined Statement of Cash Flows as a financing activity, and in the Combined Balance Sheet and Combined Statements of Net Parent Investment as net parent investment. See Note 2 for further discussion.
Accounts Receivable and Allowance for Doubtful Accounts—The Company’s accounts receivable are primarily due from advertisers and MVPDs. Credit is extended based on an evaluation of each customer’s financial condition, and generally collateral is not required. The Company maintains an allowance for uncollectible accounts and sales allowances. This allowance is determined based on historical write-off experience, sales adjustments and any known specific collectability exposures.

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

A summary of the activity with respect to the accounts receivable allowances is as follows (in thousands):

Accounts receivable allowance balance at December 31, 2016	$926
2017 additions charged to revenues, costs and expenses	445
2017 deductions	(685)
Accounts receivable allowance balance at December 31, 2017	$686
2018 additions charged to revenues, costs and expenses	721
2018 deductions	(784)
Accounts receivable allowance balance at December 31, 2018	$623

Fair Value Measurements—The Company measures and records in its combined financial statements certain assets and liabilities at fair value. ASC Topic 820 establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). This hierarchy consists of the following three levels:

•	Level 1 – Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market.

•
Level 2 – Assets and liabilities whose values are based on inputs other than those included in Level 1, including quoted market prices in markets that are not active; quoted prices of assets or liabilities with similar attributes in active markets; or valuation models whose inputs are observable or unobservable but corroborated by market data.

•	Level 3 – Assets and liabilities whose values are based on valuation models or pricing techniques that utilize unobservable inputs that are significant to the overall fair value measurement.
Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).
The carrying values of cash, trade accounts receivable and trade accounts payable approximate fair value due to their short term to maturity.

Broadcast Rights—The Company acquires rights to broadcast syndicated programs, original licensed series and feature films. Pursuant to ASC Topic 920, “Entertainment-Broadcasters,” these rights and the related liabilities are recorded as an asset and a liability when the license period has begun, the cost of the program is determinable and the program is accepted and available for airing. The current portion of programming inventory includes those rights available for broadcast that are expected to be amortized in the succeeding year.
The Company amortizes its broadcast rights costs over the period in which an economic benefit is expected to be derived based on the timing of the usage and benefit from such programming. Newer licensed/acquired programming and original produced programming are generally amortized on an accelerated basis as the episodes are aired. For certain categories of licensed programming and feature films that have been exploited through previous cycles, amortization expense is recorded on a straight-line basis. Program amortization for certain categories of programming is calculated on either an accelerated or straight-line basis. The Company also has commitments for network and sports programming that are expensed on a straight-line basis as the programs are available to air. Management’s judgment is required in determining the timing of the expensing of these costs, and includes analyses of historical and estimated future revenue and ratings patterns for similar programming. The Company regularly reviews, and revises when necessary, its revenue estimates, which may result in a change in the rate of amortization. Amortization of broadcast rights are expensed to programming in these Combined Statements of Comprehensive Income.
The Company carries its broadcast rights at the lower of unamortized cost or estimated net realizable value. The Company evaluates the net realizable value of broadcast rights on a daypart. Changes in management’s intended usage of a specific daypart, series, or program would result in a reassessment of the net realizable value, which could

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

result in an impairment. The Company determines the net realizable value and estimated fair value, as appropriate, based on a projection of the estimated advertising revenues and retransmission revenues, less certain direct costs of delivery, expected to be generated by the program material, all of which are classified in Level 3 of the fair value hierarchy. If the Company’s estimates of future revenues decline, amortization expense could be accelerated or impairment adjustments may be required. The Company assesses future seasons of syndicated programs that the Company is committed to acquire for impairment as they become available to the Company for airing. Any impairments of programming rights are expensed to programming in these Combined Statements of Comprehensive Income. There were no impairments of programming rights in 2018 or 2017.

Advertising Costs—The Company expenses advertising costs as they are incurred. Advertising expense was
$3.3 million and $3.7 million in 2018 and 2017, respectively. Advertising costs are expensed to selling, general, and administrative (“SG&A”) in these Combined Statements of Comprehensive Income.

Properties—The estimated useful lives of property, plant and equipment in service currently ranges between 3 years and 44 years for buildings and between 3 years and 25 years for all other equipment.

Indefinite-Lived Intangible Assets—Indefinite-lived intangible assets are summarized in Note 3 and are reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired, in accordance with ASC Topic 350, “Intangibles—Goodwill and Other.” Under ASC Topic 350, the impairment review of intangible assets not subject to amortization must be based on estimated fair values.
The Company’s annual impairment review measurement date is in the fourth quarter of each year. The estimated fair values of FCC licenses are generally calculated based on projected future discounted cash flow analyses. The development of estimated fair values requires the use of assumptions, including assumptions regarding revenue and market growth as well as specific economic factors in the broadcasting industry. These assumptions reflect the Company’s best estimates, but these items involve inherent uncertainties based on market conditions generally outside of the Company’s control.
Adverse changes in expected operating results and/or unfavorable changes in other economic factors used to estimate fair values could result in additional non-cash impairment charges in the future under ASC Topic 350.

Impairment Review of Long-Lived Assets—In accordance with ASC Topic 360, “Property, Plant and Equipment,” the Company evaluates the carrying value of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or asset group may be impaired.
The carrying value of a long-lived asset or asset group is considered impaired when the projected future undiscounted cash flows to be generated from the asset or asset group over its remaining depreciable life are less than its current carrying value. The Company measures impairment based on the amount by which the carrying value exceeds the estimated fair value of the long-lived asset or asset group. The fair value is determined primarily by using the projected future cash flows discounted at a rate commensurate with the risk involved as well as market valuations. Losses on long-lived assets to be disposed of are determined in a similar manner, except that the fair values are reduced for an estimate of the cost to dispose or abandon.
Adverse changes in expected operating results and/or unfavorable changes in other economic factors used to estimate future undiscounted cash flows could result in additional non-cash impairment charges in the future under ASC Topic 360.

Multiemployer Pension Plans—The Company contributes to several multiemployer pension plans under the terms of collective-bargaining agreements that cover certain of its union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in that assets contributed are pooled and may be used to provide benefits to employees of other participating employers. If a participating employer withdraws from or otherwise ceases to contribute to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. Alternatively, if the Company chooses to stop participating in one of its multiemployer plans, it may incur a withdrawal liability based on the unfunded status of the plan. The Company’s contributions to multiemployer pension plans were $0.7 million for each of 2018 and 2017. Based on

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

contributions reported in the most recent Form 5500 for the largest multiemployer pension plan, the Company’s contributions represented less than 5% of the plan’s total contributions. The Pension Protection Act of 2006 (“PPA”) zone status as of December 31, 2018 for the AFTRA Retirement Plan, which represented 88% of the Company’s contributions in 2018, was green based on the plan’s year-end at November 2017. Pursuant to PPA, a plan in the green zone is at least 80% funded. The Company’s participation in other plans was immaterial in 2018.

Stock-Based Compensation—Certain employees of the Company are participants in Tribune Media- sponsored equity compensation plans. In accordance with ASC Topic 718, “Compensation—Stock Compensation,” the Company recognizes stock-based compensation cost measured at the grant date for equity-classified awards.
ASC Topic 718 requires stock-based compensation expense to be recognized over the period from the date of grant to the date when the award is no longer contingent on the employee providing additional service (the “substantive vesting period”). The Company records stock-based compensation cost in direct operating expenses or SG&A, as appropriate. Additional information pertaining to the Company’s stock-based compensation is provided in Note 7.

Income Taxes—The Company’s operations are included in Tribune Media’s federal and state income tax returns. For the purposes of these combined financial statements, the provision for income taxes is calculated as if the Company filed separate federal and state tax returns and was operating as a stand-alone business apart from Tribune Media for each period presented.
Provisions for federal and state income taxes are calculated on reported pretax earnings based on current tax laws and also include, in the current period, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Taxable income reported to the taxing jurisdictions in which the Company operates often differs from pretax earnings because some items of income and expense are recognized in different time periods for income tax purposes. The Company provides deferred taxes on these temporary differences in accordance with ASC Topic 740, “Income Taxes.” Taxable income also may differ from pretax earnings due to statutory provisions under which specific revenues are exempt from taxation and specific expenses are not allowable as deductions. The combined tax provision and related accruals include estimates of the potential taxes and related interest as deemed appropriate. These estimates are reevaluated and adjusted, if appropriate, on a quarterly basis. Although management believes its estimates and judgments are reasonable, the resolutions of the Company’s tax issues are unpredictable and could result in tax liabilities that are significantly higher or lower than that which has been provided by the Company.
ASC Topic 740, “Income Taxes,” addresses the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under ASC Topic 740, a company may recognize the tax benefit of an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. ASC Topic 740 requires the tax benefit recognized in the financial statements to be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. See Note 6 for further discussion.
New Accounting Standards—In March 2019, the FASB issued ASU 2019-02, “Entertainment-Films-Other Assets-Film Costs (Subtopic 926-20) and Entertainment-Broadcasters-Intangibles-Goodwill and Other (Subtopic 920-350).” The standard requires production costs of episodic television series to be capitalized as incurred, which aligns the guidance with the accounting for production costs of films. In addition, once ASU 2019-02 is effective, capitalized costs associated with films and license agreements will be tested for impairment based on the lower of unamortized cost or fair value, as opposed to the existing guidance where the impairment test is based on estimated net realizable value. The guidance also includes additional disclosure requirements. The standard is effective for fiscal years beginning after December 15, 2019, and the interim periods within those fiscal years. Early adoption is permitted. The amendments in ASU 2019-02 should be applied prospectively. The Company is currently evaluating the impact of adopting ASU 2019-02 on its combined financial statements.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326).” The standard requires entities to estimate losses on financial assets measured at amortized cost, including trade

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receivables, debt securities and loans, using an expected credit loss model. The expected credit loss differs from the previous incurred losses model primarily in that the loss recognition threshold of “probable” has been eliminated and that expected loss should consider reasonable and supportable forecasts in addition to the previously considered past events and current conditions. Additionally, the guidance requires additional disclosures related to the further disaggregation of information related to the credit quality of financial assets by year of the asset’s origination for as many as five years. In May 2019, the FASB issued ASU No. 2019-05, “Financial Instruments - Credit Losses (Topic
326) - Targeted Transition Relief,” which provides transition relief that is intended to increase comparability of financial statement information for entities that otherwise would have measured similar financial instruments using different measurement methodologies. Entities must apply the standard provision as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The standard is effective for the Company for fiscal years beginning after December 15, 2020, including interim periods. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting ASU 2016-13 on its combined financial statements.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Subtopic 842).” The new guidance requires lessees to recognize assets and liabilities arising from leases as well as extensive quantitative and qualitative disclosures. A lessee will need to recognize on its balance sheet a right-of-use asset and a lease liability for the majority of its leases (other than leases with a term of less than twelve months). The lease liabilities will be equal to the present value of lease payments. The right-of-use asset will be measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee’s initial direct costs. In January 2018, the FASB issued ASU No. 2018-01, “Leases (Topic 842) - Land Easement Practical Expedient for Transition to Topic 842,” which provides an optional transition practical expedient to not evaluate under Topic 842 existing or expired land easements that were not previously accounted for as leases under the current leases guidance in Topic 840. In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases,” and ASU No.2018-11, “Leases (Topic 842), Targeted Improvements,” which affect certain aspects of the previously issued guidance including an additional transition method as well as a new practical expedient for lessors. In December 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses” and ASU No. 2018-20, “Leases (Topic 842), Narrow-Scope Improvements for Lessors,” which provide additional guidance for lessor accounting as well as a new practical expedient for lessors. These related standards are effective for the Company for fiscal years beginning after December 15, 2019, and interim periods within the year ending December 31, 2020. Early adoption is permitted. The Company will adopt Topic 842 in the first quarter of 2020 utilizing the optional transition method provided in ASU No. 2018-11, which allows for a prospective adoption with a cumulative-effect adjustment to the opening balance sheet as of the adoption date without restatement of prior years. The Company is planning to elect certain practical expedients as permitted by the transition guidance such as those allowing the Company to carry forward the historical assessment of whether contracts contain or are leases, classification of leases and the remaining lease terms and to exclude leases with an initial term of twelve months or less from recognition on the combined balance sheet. The Company is currently evaluating the impact of adopting Topic 842 on its combined financial statements.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

NOTE 2: RELATED PARTY TRANSACTIONS

The Company participates in a number of corporate-wide programs administered by Tribune Media and Tribune Media Affiliates. These include participation in Tribune Media’s centralized treasury and certain shared services functions, insurance programs, employee benefit programs, workers’ compensation programs, and other corporate functions. The following is a discussion of the relationship with Tribune Media, the services provided and how transactions with Tribune Media and Tribune Media Affiliates have been accounted for in the combined financial statements.

Net Parent Investment—Net parent investment in the Combined Balance Sheets includes the accumulated balances of transactions between the Company, Tribune Media, and Tribune Media Affiliates. The Company’s paid- in-capital and Tribune Media’s interest in the Company’s cumulative retained earnings are presented within net parent investment in the Combined Balance Sheets. The amounts comprising the accumulated balance of transactions between the Company and Tribune Media and Tribune Media Affiliates include (i) the cumulative net assets allocated to the Company by Tribune Media and Tribune Media Affiliates, (ii) the cumulative advances to Tribune Media representing cumulative funds swept (net of funding provided by Tribune Media and Tribune Media Affiliates) to the Company as part of the centralized cash management program described further below and (iii) the cumulative costs (net of credits) allocated by Tribune Media and Tribune Media Affiliates to the Company or certain support services received by the Company as described further below.

Centralized Cash Management—Tribune Media utilizes a centralized approach to cash management and the financing of its operations. Under this centralized cash management program, Tribune Media and the Company advance funds to each other. Accordingly, none of Tribune Media’s cash has been assigned to the Company in the combined financial statements. Cash in the Combined Balance Sheets represents either cash not yet swept to Tribune Media or cash held locally by the Company. These transactions are recorded in net parent investment when advanced.

Support Services Provided and Other Amounts with Tribune Media and Tribune Media Affiliates—The Company received allocated costs from Tribune Media and Tribune Media Affiliates for certain corporate and station operations support services, which are recorded within direct operating expenses or SG&A expense, as appropriate, in the Company’s Combined Statements of Comprehensive Income. Direct operating expenses and SG&A expenses include both costs that are specifically identifiable to the Company’s operations and costs that have been allocated from Tribune Media. The allocated costs include shared service activities and corporate functions related to executive management, accounting and finance, station operations, human resources, payroll, legal, consulting and professional services, information technology, insurance, building and facilities, employee benefit costs (including stock-based compensation expense), procurement and others. Management believes that the bases used for the allocations are reasonable and reflect the portion of such costs attributed to the Company’s operations; however, the amounts may not be representative of the costs necessary for the Company to operate as a separate stand-alone company. These allocated costs are summarized in the following table (in thousands):

	2018	2017
Corporate management fee	$6,452	$7,646
Broadcasting corporate management fee	6,706	6,585
Station operations support management fee	3,481	3,831
Technology service center support costs	3,942	4,869
Shared service center support costs	464	565
Total	$21,045	$23,496

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The above summary of allocated costs includes depreciation expense allocated by Tribune Media and Tribune Media Affiliates for certain assets that support Tribune Media’s local television stations, including the Company. These assets are utilized by the Company to operate the business, but such assets have not been included in the Company’s Combined Balance Sheets. Allocated depreciation expense totaled $1.4 million and $1.7 million for 2018 and 2017, respectively, and were allocated based on the Company’s revenue as a percentage of the total Tribune Media revenues.
The corporate management fee relates to support the Company received from Tribune Media and Tribune Media Affiliates for certain corporate activities including: (i) executive management, (ii) corporate development,
(iii) corporate relations, (iv) legal, (v) human resources, (vi) internal audit, (vii) financial reporting, (viii) tax, (ix) treasury and (x) other Tribune Media corporate and infrastructure costs. For these services, the Company was charged a management fee based on the Company’s revenues as a percentage of total Tribune Media revenues in each fiscal year.
The broadcasting corporate management fee relates to various expenses incurred by Tribune Media’s Television and Entertainment segment corporate management office that oversees day-to-day operations of all Tribune Media’s local television stations, primarily consisting of compensation and outside services costs. For these services, the Company was charged a fee based on the Company’s revenues as a percentage of Television and Entertainment revenues in each fiscal year.
Station operations support services fee relates to expenses incurred by Tribune Media’s centralized departments that exclusively support the operations of the local television stations including: (i) administration of retransmission consent agreements, (ii) centralized support for digital and website operations and (iii) certain broadcast transmission support and primarily consists of compensation, outside services and broadcasting infrastructure costs. For these services, the Company was charged a fee based on the departments’ revenue-related support functions such as retransmission revenue, digital revenue or advertising revenue.
Technology service center support costs relate to Tribune Media’s centrally managed information technology function that provides certain technology-related services to the Company including: (i) networks, (ii) email, (iii) infrastructure, (iv) support and (v) other technology services. Technology service center costs have been allocated based on a percentage of the Company’s revenues of the total consolidated revenues of Tribune Media.
Shared service center support costs relate to support the Company received from Tribune Media’s service center, which centrally manages and processes (for all Tribune Media business units) certain financial transactions, including payroll and accounts payable. Service center support costs have been allocated based on the Company’s revenues as a percentage of total Tribune Media revenues in each fiscal year.

General Insurance Costs—The Company participates in Tribune Media-sponsored risk management plans for
(i) general liability, (ii) auto liability and (iii) other insurance such as property and media. Such costs were allocated, depending upon insurance type, based on actuarially determined historical loss experience, vehicle count, headcount or proportional insured values for real and personal property replacement costs and business interruption. Total general insurance costs allocated to the Company amounted to $0.5 million in each of 2018 and 2017 and are recorded in SG&A in the Combined Statements of Comprehensive Income.

Medical and Workers’ Compensation Benefit Plans—The Company participates in Tribune Media-sponsored employee benefit plans, including medical and workers’ compensation. Allocations of benefit plan costs varied by plan type and were based on actuarial valuations of costs and/or liability, premium amounts and payroll. Total benefit plan costs allocated to the Company amounted to $4.8 million and $4.7 million in 2018 and 2017, respectively, and are recorded in direct operating expenses and SG&A, as appropriate, in the Combined Statements of Comprehensive Income.

Defined Contribution Plans—The Company’s employees have historically participated in various Tribune Media qualified 401(k) savings plans, which permit eligible employees to make voluntary contributions on a pretax basis. The plans allowed participants to invest their savings in various investments. Tribune Media’s current qualified 401(k) savings plans provide for a matching contribution paid by Tribune Media of 100% on the first 2%

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of eligible pay contributed by eligible employees and 50% on the next 4% of eligible pay contributed. The Company recorded compensation expense related to the defined contributions plans of $1.7 million in each of 2018 and 2017. These expenses are included in SG&A in the Combined Statements of Comprehensive Income.

NOTE 3: INTANGIBLE ASSETS

Intangible assets consisted of the following (in thousands):

	December 31, 2018			December 31, 2017
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets subject to amortization
Network affiliation agreements (useful life 16 years)	$25,300	$(8,332)	$16,968	$36,300	$(15,556)	$20,744
Retransmission consent agreements (useful life of 7 to 11 years)	159,900	(83,174)	76,726	159,900	(67,023)	92,877
Other (useful life of 8 years)	7,185	(5,288)	1,897	7,320	(4,406)	2,914
Total	$192,385	$(96,794)	95,591	$203,520	$(86,985)	116,535
Intangible assets not subject to amortization
FCC licenses			202,600			202,600
Total intangible assets, net			$298,191			$319,135

The changes in the carrying amounts of intangible assets during the years ended December 31, 2018 and December 31, 2017 were as follows (in thousands):

Intangible assets subject to amortization
Balance as of December 31, 2016	$137,167
Amortization (1)	(20,808)
Balance sheet reclassifications (2)	176
Balance as of December 31, 2017	$116,535
Amortization (1)	(20,808)
Balance sheet reclassifications (2)	(136)
Balance as of December 31, 2018	$95,591

(1)
Amortization of intangible assets includes $0.9 million for both fiscal year 2018 and 2017 related to lease contract intangible assets and is recorded in SG&A expense in the Combined Statements of Comprehensive Income.

(2)	Represents net reclassifications which are reflected as a decrease (increase) to broadcast rights assets in the Combined Balance Sheets at December 31, 2017 and December 31, 2018, respectively.

The Company amortizes its intangible assets subject to amortization on a straight-line basis over their respective useful lives. The remaining intangible assets subject to amortization as of December 31, 2018, excluding lease contract intangible assets, have a weighted-average remaining useful life of approximately six years.
Amortization expense relating to these amortizable intangible assets is expected to be approximately $17.7 million in 2019, $17.4 million in 2020, $15.5 million in 2021, $15.4 million in 2022 and $10.1 million in 2023.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Impairment of Indefinite-lived Intangible Assets—As disclosed in Note 1, indefinite-lived intangible assets are reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that an asset may be impaired, in accordance with ASC Topic 350.
There were no impairment charges related to the FCC licenses in 2018 or 2017. The estimated fair value of each of the FCC licenses was based on discounted future cash flows for a hypothetical start-up television station in the respective market that achieves and maintains an average revenue share for four years and has an average cost structure. For the FCC licenses, significant assumptions also include start-up operating costs for an independent station, initial capital investments and market revenue forecasts. A discount rate of 9.0% and terminal growth rate of 2.0% was utilized to estimate the fair values of FCC licenses in the fourth quarter of 2018. Fair value estimates for each of the indefinite-lived intangible assets are inherently sensitive to changes in these estimates, particularly with respect to the FCC licenses.
The FCC licenses constitute nonfinancial assets measured at fair value on a nonrecurring basis in the Combined Balance Sheets. These nonfinancial assets are classified as Level 3 assets in the fair value hierarchy established under ASC Topic 820. See Note 1 for a description of the hierarchy’s three levels. The determination of estimated fair values of indefinite-lived intangible assets requires many judgments, assumptions and estimates of several critical factors, including projected revenues and related growth rates, projected operating margins and cash flows, estimated income tax rates, capital expenditures and discount rates, as well as specific economic factors such as market share for broadcasting. Adverse changes in expected operating results and/or unfavorable changes in other economic factors could result in additional non-cash impairment charges in the future under ASC Topic 350.

NOTE 4: CONTRACTS PAYABLE FOR BROADCAST RIGHTS

Contracts payable for broadcast rights totaled $47.4 million and $64.5 million at December 31, 2018 and December 31, 2017, respectively. Scheduled future obligations under contractual agreements for broadcast rights at December 31, 2018 are as follows (in thousands):

2019	$24,633
2020	12,263
2021	8,967
2022	1,499
2023	—
Total	$47,362

NOTE 5: COMMITMENTS AND CONTINGENCIES

Broadcast Rights—The Company has entered into certain contractual commitments for broadcast rights that are not currently available for broadcast, including programs not yet produced. In accordance with ASC Topic 920, such commitments are not included in the Company’s combined financial statements until the cost of each program is reasonably determinable and the program is available for its first showing or telecast. If programs are not produced, the Company’s commitments would expire without obligation. Payments for broadcast rights generally commence when the programs become available for broadcast. At December 31, 2018 and December 31, 2017, these contractual commitments totaled $194.3 million and $241.0 million, respectively.

Operating Leases—The Company leases certain equipment and office and production space under various operating leases. Net lease expense was $7.6 million and $7.7 million in 2018 and 2017, respectively.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

The Company future minimum lease payments under non-cancelable operating leases at December 31, 2018 were as follows (in thousands):

2019	$7,575
2020	6,537
2021	2,272
2022	2,110
2023	2,104
Thereafter	16,903
Total	$37,501

Other Commitments—At December 31, 2018, the Company has commitments under purchasing obligations related to capital projects, news and market data services, and talent contracts totaling $18.9 million.

FCC Regulation—Various aspects of the Company’s operations are subject to regulation by governmental authorities in the United States. The Company’s television broadcasting operations are subject to FCC jurisdiction under the Communications Act of 1934, as amended. FCC rules, among other things, govern the term, renewal and transfer of radio and television broadcasting licenses, and limit the number of media interests in a local market that a single entity can own. Federal law also regulates the rates charged for political advertising and the quantity of advertising within children’s programs.
Television broadcast station licenses are granted for terms of up to eight years and are subject to renewal by the FCC in the ordinary course, at which time they may be subject to petitions to deny the license renewal applications.
Under the FCC’s “Local Television Multiple Ownership Rule” (the “Duopoly Rule”), a company may own up to two television stations within the same Nielsen Media Research Designated Market Area (“DMA”) (i) provided certain specified signal contours of the stations do not overlap, (ii) where certain specified signal contours of the stations overlap but, at the time the station combination was created, no more than one of the stations was a top- four-rated station or (iii) where certain waiver criteria are met. In a report and order issued in August 2016 and effective December 1, 2016 (the “2014 Quadrennial Review Order”), the FCC, among other things, adopted a rule applying the “top-four” ownership limitation to “affiliations swaps” within a market, thereby prohibiting transactions between networks and their local station affiliates pursuant to which affiliations are reassigned in a way that results in common ownership or control of two of the top-four rated stations in the DMA. The prohibition is prospective only and does not apply to multiple top-four network multicast streams broadcast by a single station. On November 16, 2017 the FCC adopted an order on reconsideration (the “2014 Quadrennial Review Reconsideration Order”) providing for a case-by-case review of the presumption against television combinations involving two top- four ranked stations in a market. The 2014 Quadrennial Review Order and the 2014 Quadrennial Review Reconsideration Order both are subject to pending petitions for judicial review by the Third Circuit. On January 25, 2018, the petitioners in that case filed an “Emergency Petition” asking the court to stay the effectiveness of all the FCC rule changes embodied in the 2014 Quadrennial Review Reconsideration Order. In an order issued on February 7, 2018, the court denied the “Emergency Petition” and stayed the petitioners’ underlying appeal of the 2014 Quadrennial Review Reconsideration Order for six months. On December 13, 2018, the FCC issued a Notice of Proposed Rulemaking initiating the 2018 Quadrennial Review (the “2018 Quadrennial Review”), which, among other things, seeks comment on all aspects of the Duopoly Rule’s application and implementation, including whether it remains necessary to serve the public interest in the current television marketplace. The Company cannot predict the outcomes of these proceedings, or the effect on its business.
The FCC’s “National Television Multiple Ownership Rule” prohibits the Company from owning television stations that, in the aggregate, reach more than 39% of total U.S. television households, subject to a 50% discount of the number of television households attributable to UHF stations (the “UHF Discount”). In a Report and Order issued on September 7, 2016 (the “UHF Discount Repeal Order”), the FCC repealed the UHF Discount but grandfathered existing station combinations that exceeded the 39% national reach cap as a result of the elimination

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

of the UHF Discount, subject to compliance in the event of a future change of control or assignment of license. The FCC reinstated the UHF Discount in an Order on Reconsideration adopted on April 20, 2017 (the “UHF Discount Reconsideration Order”). A petition for judicial review of the UHF Discount Reconsideration Order by the U.S. Court of Appeals for the District of Columbia Circuit was dismissed on jurisdictional grounds on July 25, 2018. A petition for review of the UHF Discount Repeal Order by the U.S. Court of Appeals for the District of Columbia Circuit was dismissed as moot on December 19, 2018. On December 18, 2017, the FCC released a Notice of Proposed Rulemaking seeking comment generally, on the continuing propriety of a national cap and the Commission’s jurisdiction with respect to the cap. The Company cannot predict the outcome of these proceedings, or their effect on its business.
Tribune Media provides certain operational support and other services to the Dreamcatcher Stations pursuant to shared services agreements (“SSAs”). In the 2014 Quadrennial Order, the FCC adopted reporting requirements for SSAs. This rule was retained in the 2014 Quadrennial Review Reconsideration Order.
In a Report and Order and Further Notice of Proposed Rulemaking issued on March 31, 2014, the FCC sought comment on whether to eliminate or modify its “network non-duplication” and “syndicated exclusivity” rules, pursuant to which local television stations may enforce their contractual exclusivity rights with respect to network and syndicated programming. That proceeding remains pending. Pursuant to the Satellite Television Extension and Localism Act of 2010 (“STELA”) Reauthorization Act, enacted in December 2014 (“STELAR”), the FCC has adopted regulations prohibiting a television station from coordinating retransmission consent negotiations or negotiating retransmission consent on a joint basis with a separately owned television station in the same market. The Company does not currently engage in retransmission consent negotiations jointly with any other stations in its markets. In response to Congress’s directive in STELAR, on September 2, 2015, the FCC issued a Notice of Proposed Rulemaking (“NPRM”) seeking comment on whether the FCC should make changes to its rules requiring that commercial broadcast television stations and MVPDs negotiate in “good faith” for the retransmission by MVPDs of local television signals. On July 14, 2016, then-Chairman Wheeler announced that the FCC will not adopt additional rules governing parties’ good faith negotiation obligations, however, the FCC has not yet formally terminated the proceeding.
Federal legislation enacted in February 2012 authorized the FCC to conduct a voluntary “incentive auction” in order to reallocate certain spectrum currently occupied by television broadcast stations to mobile wireless broadband services, to “repack” television stations into a smaller portion of the existing television spectrum band and to require television stations that do not participate in the auction to modify their transmission facilities, subject to reimbursement for reasonable relocation costs up to an industry-wide total of $1.750 billion, which amount was increased by $1 billion pursuant to the adoption of an amended version of the Repack Airwaves Yielding Better Access for Users of Modern Services (RAY BAUM’S) Act of 2018 by the U.S. Congress on March 23, 2018. On April 13, 2017, the FCC announced the conclusion of the incentive auction, the results of the reverse and forward auction and the repacking of the broadcast television spectrum. Although the Company did not participate in the spectrum auction, four of the Company’s stations are required to change frequencies or otherwise modify their operations as a result of the repacking. In doing so, the stations could incur substantial conversion costs, reduction or loss of over-the-air signal coverage or an inability to provide high definition programming and additional program streams.
Through December 31, 2018, the Company incurred $2.7 million in capital expenditures for the spectrum repack, all of which was incurred in 2018. The Company received FCC reimbursements of $1.0 million during the year ended December 31, 2018. The reimbursements are included as a reduction in SG&A and are presented as an investing inflow in the Combined Statement of Cash Flows. The Company expects that the reimbursements from the FCC’s special fund will cover the majority of the Company’s costs and expenses related to the repacking. However, the Company cannot currently predict the effect of the repacking, whether the special fund will be sufficient to reimburse all of the Company’s costs and expenses related to the repacking, the timing of reimbursements or any spectrum-related FCC regulatory action.

From time to time, the FCC revises existing regulations and policies in ways that could affect the Company’s broadcasting operations. In addition, Congress from time to time considers and adopts substantive amendments to

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

the governing communications legislation. The Company cannot predict such actions or their resulting effect upon the Company’s business and financial position.
Other Contingencies—The Company is a defendant from time to time in actions for matters arising out of its business operations. In addition, the Company is involved from time to time as a party in various regulatory, environmental and other proceedings with governmental authorities and administrative agencies. See Note 6 for a discussion of potential income tax liabilities.
The Company does not believe that any other matters or proceedings presently pending will have a material adverse effect, individually or in the aggregate, on the combined financial position, results of operations or liquidity.

NOTE 6: INCOME TAXES

The following is a reconciliation of income taxes computed at the U.S. federal statutory rate to income tax expense reported in the Combined Statements of Comprehensive Income (in thousands):

	2018	2017
Income (loss) before income taxes	$4,448	$(7,169)

Federal income tax rate	21%	35%
Federal income taxes	934	(2,509)
State and local income taxes, net of federal tax benefit	355	(331)
Tax Reform	—	(7,895)
Non-deductible meals and entertainment	171	211
Other, net	11	132
Income tax expense (benefit)	$1,471	$(10,392)

Effective tax rate	33.1%	145.0%

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Reform”) was signed into law. Under ASC Topic 740, the effects of Tax Reform are recognized in the period of enactment and as such were recorded in the Company’s fourth quarter of 2017. Consistent with the guidance under ASC Topic 740, and subject to Staff Accounting Bulletin (“SAB”) 118, which provides for a measurement period to complete the accounting for certain elements of Tax Reform, the Company recorded the provisional impact from the enactment of Tax Reform in the fourth quarter of 2017. As a result of Tax Reform, the Company recorded a provisional discrete net tax benefit of $7.9 million, primarily due to a remeasurement of the net deferred tax liabilities resulting from the decrease in the U.S. federal corporate income tax rate from 35% to 21%. In 2018, the Company completed the accounting for the income tax effects of Tax Reform and no adjustments were made to the provisional discrete net tax benefit recorded in the fourth quarter of 2017. The Company has analyzed the effects of new taxes due on certain income and limitations on interest expense deductions (if certain conditions apply) that are effective starting in fiscal 2018. The Company has determined that these new provisions are not material or applicable to the Company.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

Components of income tax expense (benefit) were as follows (in thousands):

	2018	2017
Deferred:
U.S. federal	$1,021	$(9,883)
State and local	450	(509)
Sub-total	1,471	(10,392)
Total income tax expense (benefit)	$1,471	$(10,392)

Significant components of the Company’s net deferred tax assets and liabilities were as follows (in thousands):

	December 31, 2018	December 31, 2017
Deferred tax assets:
Broadcast rights	$4,107	$5,215
Stock-based compensation and other employee benefits	358	343
Net properties	875	1,036
Other accrued liabilities	453	507
Net operating loss carryforwards	3,128	3,576
Accounts receivable	171	189
Total deferred tax assets	$9,092	$10,866

Deferred tax liabilities:
Net intangible assets	$27,193	$27,426
Investments	129	129
Deferred gain on spectrum	139	209
Total deferred tax liabilities	27,461	27,764
Net deferred tax liabilities	$18,369	$16,898

Federal and State Operating Loss Carryforwards—At December 31, 2018 and December 31, 2017, the Company had approximately $11.4 million and $13.0 million, respectively, of federal and state operating loss carryforwards. The carryforwards will expire between 2027 and 2037. The Company has not recorded a valuation allowance as of December 31, 2018 and December 31, 2017 on the basis of management’s assessment that the net operating losses are more likely than not to be realized.

Accounting For Uncertain Tax Positions—The Company accounts for uncertain tax positions in accordance with ASC Topic 740, which addresses the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under ASC Topic 740, a company may recognize the tax benefit of an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. ASC Topic 740 requires the tax benefit recognized in the financial statements to be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. The Company has no uncertain tax positions at December 31, 2018 and December 31, 2017.

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NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

NOTE 7: STOCK-BASED COMPENSATION

The Company participates in Tribune Media-sponsored incentive compensation plans. The incentive compensation plans provide for the granting of various awards including non-qualified stock options (“NSOs”) and restricted stock units (“RSUs”). Pursuant to ASC Topic 718, “Compensation-Stock Compensation,” the Company measures stock-based compensation costs on the grant date based on the estimated fair value of the award and recognizes compensation costs on a straight-line basis over the requisite service period for the entire award. Tribune Media’s equity plans allow employees to surrender to Tribune Media shares of vested Tribune Media Class A Common Stock upon vesting of their stock awards or at the time they exercise their NSOs in lieu of their payment of the required withholdings for employee taxes. The Company made a policy election to account for forfeitures of equity awards as they occur.
NSO and RSU awards generally vest 25% on each anniversary of the date of the grant. Tribune Media determines the fair value of RSU awards by reference to the quoted market price of Tribune Media’s Class A Common Stock on the date of the grant. Under the Tribune Media-sponsored incentive compensation plans, the exercise price of an NSO award cannot be less than the market price of the Class A Common Stock at the time the NSO award is granted and has a maximum contractual term of 10 years.
Holders of RSUs receive dividend equivalent units (“DEUs”) and the number of DEUs granted is calculated based on the value of the dividends per share paid on Tribune Media’s common stock and the closing price of Tribune Media’s common stock on the dividend payment date. The DEUs vest with the underlying RSU.
Tribune Media estimates the fair value of NSO awards using the Black-Scholes option-pricing model, which incorporates various assumptions including the expected term of the awards, volatility of the stock price, risk-free rates of return and dividend yield. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant. Expected volatility was based on the actual historical volatility of a select peer group of entities operating in similar industry sectors as Tribune Media. The expected dividend yield was based on Tribune Media’s expectation of future dividend payments at the time of grant. Expected life was calculated using the simplified method as described under Staff Accounting Bulletin Topic 14, “Share-Based Payment,” as the Equity Incentive Plan was not in existence for a sufficient period of time for the use of the Tribune Media-specific historical experience in the calculation.
The following table provides the weighted-average assumptions used to determine the fair value of NSO awards granted to the Company employees during 2017, there were no NSO grants in 2018:

2017
Risk-free interest rate	2.17%
Expected dividend yield	3.13%
Expected stock price volatility	33.12%
Expected life (in years)	6.25

Stock-based compensation expense recorded by the Company for each of the years ended December 31, 2018 and December 31, 2017 totaled $1.0 million.
On January 2, 2017, the board of directors of Tribune Media authorized and declared a special cash dividend of
$5.77 per share of Common Stock (the “2017 Special Cash Dividend”), which was paid on February 3, 2017 to holders of record of Common Stock and Warrants at the close of business on January 13, 2017. In connection with the 2017 Special Cash Dividend and pursuant to the terms of Tribune Media’s equity plans, the number of the Company’s employees’ outstanding NSOs and RSUs was increased by 9,989 and 9,801 shares, respectively, and the exercise prices of the NSOs were adjusted to preserve the fair value of the awards immediately before and after the special cash dividend. Tribune Media’s Class A Common Stock began trading ex-dividend (the “Ex-dividend Date”) on January 11, 2017 for the 2017 special cash dividend. The conversion ratio used to adjust the awards was based on the ratio of (a) unaffected closing price of Class A Common Stock on the day before the Ex-dividend Date to (b) the

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

opening price of Class A Common Stock on the Ex-dividend Date. As the above adjustments were made pursuant to existing anti-dilution provisions of the Tribune Media equity plans, Tribune Media did not record any incremental compensation expense related to the conversion of NSOs and RSUs. The equity awards continue to vest over the original vesting period, as described above. The tables below have been adjusted to show awards on a post-special cash dividend basis.
A summary of activity, weighted average exercise prices and weighted average fair values related to the NSOs is as follows (shares in thousands):

	Shares	Weighted Avg. Exercise Price	Weighted Avg. Fair Value	Weighted Avg. Remaining Contractual Term (in years)	Aggregate Intrinsic Value (In thousands)
Outstanding, December 31, 2016	63	$35.01	$13.80	7.9	$178
Granted	50	31.98	7.92
Cancelled	(6)	45.37	22.28
Forfeited	(9)	31.98	7.92
Outstanding, December 31, 2017	98	$33.17	$10.88	5.4	$1,085
Exercised	(8)	27.22	6.80
Cancelled	(5)	50.75	25.25
Forfeited	(13)	30.09	8.02
Outstanding, December 31, 2018	72	33.18	10.87	6.1	$973
Vested and exercisable, December 31, 2018	34	$36.69	$14.10	6.2	$389
A summary of activity and weighted average fair values related to the RSUs is as follows (shares in thousands):

	Shares	Weighted Avg. Fair Value	Weighted Avg. Remaining Contractual Term (in years)
Outstanding and nonvested, December 31, 2016	62	$33.18	1.4
Granted	34	31.98
Dividend equivalent units granted	2	39.24
Vested	(18)	36.35
Dividend equivalent units vested	(1)	32.28
Forfeited	(10)	33.85
Outstanding and nonvested, December 31, 2017	69	$31.83	1.3
Granted	31	41.67
Dividend equivalent units granted	2	39.26
Vested	(22)	34.34
Dividend equivalent units vested	(1)	35.98
Forfeited	(11)	32.87
Outstanding and nonvested, December 31, 2018	68	$35.47	1.2

TRIBUNE MEDIA COMPANY CARVE-OUT STATIONS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (continued)

As of December 31, 2018, the Company has not yet recognized compensation cost on nonvested awards as follows (in thousands):

	Unrecognized Compensation Cost	Weighted Avg. Remaining Recognition Period (in years)
Nonvested awards	$1,756	2.2
NOTE 8: SUBSEQUENT EVENTS
Subsequent events have been evaluated through June 28, 2019, the date these carve-out financial statements were available to be issued. There were no transactions that required recognition or additional disclosures in these carve-out financial statements as of the evaluation date.